EXHIBIT 99.1

GenCorp Reports 2012 Third Quarter Results

SACRAMENTO, Calif., Oct. 10, 2012 (GLOBE NEWSWIRE) -- GenCorp Inc. (NYSE:GY) today reported results for the third quarter ended August 31, 2012.

Financial Overview

The Company provides Non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

Third Quarter of Fiscal 2012 compared to Third Quarter of Fiscal 2011

  Net sales for the third quarter of fiscal 2012 totaled $244.9 million compared to $226.2 million for the third quarter of fiscal 2011.
  Net loss for the third quarter of fiscal 2012 was $9.5 million, or $0.16 loss per share, compared to a net income of $1.2 million, or $0.02 diluted income per share, for the third quarter of fiscal 2011.
  Adjusted EBITDAP (Non-GAAP measure) for the third quarter of fiscal 2012 was $24.0 million or 9.8% of net sales, compared to $27.8 million or 12.3% of net sales, for the third quarter of fiscal 2011.
  Segment performance (Non-GAAP measure) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $29.8 million for the third quarter of fiscal 2012, compared to $27.8 million for the third quarter of fiscal 2011.
  Cash provided by operating activities in the third quarter of fiscal 2012 totaled $15.7 million, compared to $18.2 million in the third quarter of fiscal 2011.
  Free cash flow (Non-GAAP measure) in the third quarter of fiscal 2012 totaled $6.2 million, compared to $12.7 million in the third quarter of fiscal 2011.
  Net debt (Non-GAAP measure) was $93.7 million as of August 31, 2012 compared to $151.3 million as of August 31, 2011.
  Funded backlog was $1,033 million as of August 31, 2012 compared to $905 million as of August 31, 2011.

The net loss for the third quarter of fiscal 2012 compared to the comparable prior year period was primarily driven by the following: (i) $7.9 million increase in the income tax provision; (ii) expenses of $4.1 million incurred in the third quarter of fiscal 2012 related to the proposed acquisition of the United Technologies Corporation's Pratt & Whitney Rocketdyne (the "Rocketdyne Business"); and (iii) increase of $3.5 million in stock-based compensation primarily due to changes in the fair value of the stock appreciation rights. These factors were partially offset by higher sales and a decline in interest expense.

"We are very pleased to report growth in sales and backlog for the third quarter of 2012," said GenCorp Inc. President and CEO, Scott J. Seymour. "We remain focused on creating value for all stakeholders through continued improvements in our program performance and operating efficiencies while strengthening our capital structure."

Operations Review

Aerospace and Defense Segment

Net sales for the third quarter of fiscal 2012 were $243.6 million compared to $224.3 million for the third quarter of fiscal 2011. The increase in net sales was primarily due to (i) increased deliveries on the Terminal High Altitude Area Defense ("THAAD") program generating $13.5 million in additional net sales and (ii) increase of $10.2 million in the various Standard Missile programs primarily from the timing of deliveries. The increase in net sales was partially offset by a reduction of $7.2 million on the Hawk program due to the completion of the production contract in the first quarter of fiscal 2012.

Net sales for the first nine months of fiscal 2012 were $691.6 million compared to $660.7 million for the first nine months of fiscal 2011. The increase in net sales was primarily due to the following: (i) increased deliveries on the THAAD program generating $23.9 million in additional net sales; (ii) increased engineering technology activities on the Triple Target Terminator contracts resulting in $12.7 million of additional net sales; and (iii) increased deliveries on the Atlas V program generating $10.2 million in additional net sales. The increase in net sales was partially offset by a reduction of $16.6 million on the Hawk program due to the completion of the production contract in the first quarter of fiscal 2012.

Segment performance for the third quarter of fiscal 2012 was income of $17.5 million, 7.2% of net sales, compared to income of $16.0 million, 7.1% of net sales, for the third quarter of fiscal 2011. Segment margin benefited from higher sales volume and favorable contract performance on space and missile defense programs during the current period. These favorable factors were partially offset by an increase of $1.3 million in environmental related costs in the current period.

Segment margin was 8.3% for the first nine months of fiscal 2012 and 2011.

A summary of the Company's backlog is as follows:

	August 31,	November 30,
	2012	2011
	(In millions)
Funded backlog	$ 1,033	$ 902
Unfunded backlog	430	520
Total contract backlog	$ 1,463	$ 1,422

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control.

Real Estate Segment

Sales and segment performance for the third quarter of fiscal 2012 were $1.3 million and $0.9 million, respectively, compared to $1.9 million and $1.2 million for the third quarter of fiscal 2011, respectively. Sales and segment performance for the first nine months of fiscal 2012 were $5.1 million and $2.9 million, respectively, compared to $5.2 million and $3.5 million for the first nine months of 2011, respectively. Net sales and segment performance consist primarily of rental property operations.

Additional Information

Debt Activity

The Company's debt activity during the first nine months of fiscal 2012 was as follows:

	November 30, 2011	Cash Payments	August 31, 2012
	(In millions)
Term loan	$ 50.0	$ (1.9)	$ 48.1
9½% Senior Subordinated Notes	75.0	(75.0)	—
4 1/16% Convertible Subordinated Debentures	200.0	—	200.0
2¼% Convertible Subordinated Debentures	0.2	—	0.2
Other debt	1.2	(0.1)	1.1
Total Debt and Borrowing Activity	$ 326.4	$ (77.0)	$ 249.4

In addition, as of August 31, 2012, the Company had $44.8 million of outstanding letters of credit under the $100.0 million letters of credit subfacility compared to $67.1 million as of November 30, 2011.

Retirement Benefit Plans

As of the last measurement date at November 30, 2011, the Company's total defined benefit pension plan assets, total projected benefit obligations, and unfunded pension obligation for the qualified pension plan were approximately $1,296.8 million, $1,550.4 million, and $236.4 million, respectively. The total defined benefit pension assets were estimated to be $1,264.2 million as of August 31, 2012.

The Company does not expect to make any cash contributions to the tax-qualified defined benefit pension plan through fiscal 2015. The Pension Protection Act (the "PPA") requires underfunded pension plans to improve their funding ratios based on the funded status of the plan as of specified measurement dates through contributions or application of prepayment credits. As of November 30, 2011, the Company has accumulated $59.5 million in prepayment credits as a result of advanced funding.

Further, with the Office of Federal Procurement Policy issuance of the final rule harmonizing Cost Accounting Standard ("CAS") 412, Composition and Measurement of Pension Cost, and CAS 413, Adjustment and Allocation of Pension Cost, with the PPA, the Company will recover portions of any required pension funding through its government contracts. Approximately 86% of the Company's unfunded pension benefit obligation as of November 30, 2011 is related to its government contracting business segment, Aerojet - General Corporation. Accordingly, the Company believes a significant portion of any future contributions to its tax-qualified defined benefit pension plan would be recoverable through its government contracts.

On July 6, 2012, the Moving Ahead for Progress in the 21st Century Act ("MAP-21") was signed into law by the U.S. government. MAP-21, in part, provides temporary relief for employers who sponsor defined benefit pension plans related to funding contributions under the Employee Retirement Income Security Act of 1974. Specifically, MAP-21 implemented a 25-year average interest rate corridor around the 24 month interest rate used for purposes of determining minimum funding obligations. This relief is expected to defer minimum required pension funding through fiscal 2015.

The funded status of the pension plan is affected by the investment experience of the plan's assets, by any changes in U.S. law, and by changes in the statutory interest rates used by "tax-qualified" pension plans in the U.S. to calculate funding requirements or other plan experience. Accordingly, if the performance of the Company's plan assets does not meet the assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, the future contributions to the Company's underfunded pension plan could be significant in future periods.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995.  Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  cancellation or material modification of one or more significant contracts;
  future reductions or changes in U.S. government spending;
  negative audit of the Company's business by the U.S. government;
  conditions relating to the acquisition of the Rocketdyne Business which could delay or materially adversely affect the timing of its completion, or prevent it from occurring;
  inability to satisfy the conditions or obtain the approvals required to complete acquisition of the Rocketdyne Business or material restrictions or conditions on such approvals;
  failure to complete the acquisition of the Rocketdyne Business;
  following the acquisition of the Rocketdyne Business, if consummated, integration difficulties or inability to integrate the Rocketdyne Business into the Company's existing operations successfully or to realize the anticipated benefits of the Acquisition;
  ability to effectively manage the Company's expanded operations following the acquisition of the Rocketdyne Business;
  expenses related to the acquisition of the Rocketdyne Business and the integration of our operations with the Rocketdyne Business if the acquisition is consummated;
  the increase in the Company's leverage and debt service obligations as a result of the Acquisition;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  costs and time commitment related to potential acquisition activities;
  the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure;
  failure to effectively implement the Company's enterprise resource planning system;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release or explosion of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company's patents and proprietary rights;
  business disruptions;
  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  the substantial amount of debt which places significant demands on the Company's cash resources and could limit the Company's ability to borrow additional funds or expand its operations;
  the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to the Company's divestitures;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  changes in the Company's contract-related accounting estimates;
  new accounting standards that could result in changes to the Company's methods of quantifying and recording accounting transactions;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed from time to time in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

The GenCorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=12049.

GenCorp Inc.
Unaudited Condensed Consolidated Statements of Operations
	Three months ended August 31,		Nine months ended August 31,
	2012	2011	2012	2011
	(In millions, except per share amounts)
Net Sales	$ 244.9	$ 226.2	$ 696.7	$ 665.9
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	214.1	197.5	608.3	581.1
Selling, general and administrative	10.4	8.7	31.9	30.0
Depreciation and amortization	5.3	6.7	16.1	18.2
Other expense, net	11.0	4.0	15.5	6.9
Total operating costs and expenses	240.8	216.9	671.8	636.2
Operating income	4.1	9.3	24.9	29.7
Non-operating (income) expense:
Interest income	(0.2)	(0.2)	(0.5)	(0.8)
Interest expense	4.8	7.9	16.6	23.4
Total non-operating expense, net	4.6	7.7	16.1	22.6
(Loss) income from continuing operations before income taxes	(0.5)	1.6	8.8	7.1
Income tax provision	8.2	0.3	13.8	3.4
(Loss) income from continuing operations	(8.7)	1.3	(5.0)	3.7
Loss from discontinued operations, net of income taxes	(0.8)	(0.1)	(0.4)	(1.3)
Net (loss) income	$ (9.5)	$ 1.2	$ (5.4)	$ 2.4
(Loss) Income Per Share of Common Stock
Basic and Diluted
(Loss) income per share from continuing operations	$ (0.15)	$ 0.02	$ (0.08)	$ 0.06
Loss per share from discontinued operations, net of income taxes	(0.01)	—	(0.01)	(0.02)
Net (loss) income per share	$ (0.16)	$ 0.02	$ (0.09)	$ 0.04
Weighted average shares of common stock outstanding – basic and diluted	59.0	58.7	58.9	58.7

GenCorp Inc.
Unaudited Operating Segment Information
	Three months ended August 31,		Nine months ended August 31,
	2012	2011	2012	2011
	(In millions)
Net Sales:
Aerospace and Defense	$ 243.6	$ 224.3	$ 691.6	$ 660.7
Real Estate	1.3	1.9	5.1	5.2
Total Net Sales	$ 244.9	$ 226.2	$ 696.7	$ 665.9
Segment Performance:
Aerospace and Defense	$ 28.9	$ 26.6	$ 81.4	$ 78.4
Environmental remediation provision adjustments	(6.5)	(5.2)	(9.3)	(7.0)
Retirement benefit plan expense	(4.8)	(5.2)	(14.2)	(15.7)
Unusual items	(0.1)	(0.2)	(0.5)	(0.6)
Aerospace and Defense Total	17.5	16.0	57.4	55.1
Real Estate	0.9	1.2	2.9	3.5
Total Segment Performance	$ 18.4	$ 17.2	$ 60.3	$ 58.6
Reconciliation of segment performance to (loss) income from continuing operations before income taxes:
Segment performance	$ 18.4	$ 17.2	$ 60.3	$ 58.6
Interest expense	(4.8)	(7.9)	(16.6)	(23.4)
Interest income	0.2	0.2	0.5	0.8
Stock-based compensation expense	(2.9)	0.6	(5.1)	(2.3)
Corporate retirement benefit plan expense	(5.5)	(6.4)	(16.6)	(19.1)
Corporate and other	(1.7)	(2.1)	(9.1)	(7.7)
Unusual items	(4.2)	—	(4.6)	0.2
(Loss) income from continuing operations before income taxes	$ (0.5)	$ 1.6	$ 8.8	$ 7.1

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, legacy income or expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Unaudited Condensed Consolidated Balance Sheets
	August 31, 2012	November 30, 2011
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$ 155.7	$ 188.0
Accounts receivable	113.1	107.0
Inventories	41.3	49.5
Recoverable from the U.S. government and other third parties for environmental remediation costs	24.0	23.6
Receivable from Northrop Grumman Corporation ("Northrop")	6.0	6.0
Other receivables, prepaid expenses and other	24.3	21.5
Income taxes	1.6	5.3
Total Current Assets	366.0	400.9
Noncurrent Assets
Property, plant and equipment, net	133.7	126.9
Real estate held for entitlement and leasing	65.5	63.3
Recoverable from the U.S. government and other third parties for environmental remediation costs	116.1	114.1
Receivable from Northrop	66.8	66.3
Goodwill	94.9	94.9
Intangible assets	14.2	15.4
Other noncurrent assets, net	50.9	57.7
Total Noncurrent Assets	542.1	538.6
Total Assets	$ 908.1	$ 939.5

LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS' DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$ 2.8	$ 2.8
Accounts payable	40.7	33.8
Reserves for environmental remediation costs	40.8	40.7
Postretirement medical and life benefits	6.8	6.8
Advance payments on contracts	100.4	108.5
Deferred income taxes	10.7	3.1
Other current liabilities	115.7	104.1
Total Current Liabilities	317.9	299.8
Noncurrent Liabilities
Senior debt	45.6	47.5
Senior subordinated notes	—	75.0
Convertible subordinated notes	200.2	200.2
Other debt	0.8	0.9
Deferred income taxes	0.4	4.5
Reserves for environmental remediation costs	157.6	149.9
Pension benefits	219.9	236.4
Postretirement medical and life benefits	66.9	68.4
Other noncurrent liabilities	63.1	64.1
Total Noncurrent Liabilities	754.5	846.9
Total Liabilities	1,072.4	1,146.7
Commitments and Contingencies
Redeemable common stock	4.1	4.4
Shareholders' Deficit
Preference stock	—	—
Common stock	5.9	5.9
Other capital	265.7	261.2
Accumulated deficit	(184.7)	(179.3)
Accumulated other comprehensive loss, net of income taxes	(255.3)	(299.4)
Total Shareholders' Deficit	(168.4)	(211.6)
Total Liabilities, Redeemable Common Stock and Shareholders' Deficit	$ 908.1	$ 939.5

GenCorp Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Nine months ended August 31,
	2012	2011
	(In millions)
Operating Activities
Net (loss) income	$ (5.4)	$ 2.4
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss from discontinued operations	0.4	1.3
Depreciation and amortization	16.1	18.2
Amortization of debt discount and financing costs	1.9	5.1
Stock-based compensation	5.1	2.3
Retirement benefit expense	30.8	34.8
Tax benefit on stock-based awards	(1.9)	—
Loss (gain) on debt redeemed\repurchased	0.4	(0.2)
Changes in assets and liabilities	15.8	(13.1)
Net cash provided by continuing operations	63.2	50.8
Net cash used in discontinued operations	(0.2)	(0.4)
Net Cash Provided by Operating Activities	63.0	50.4
Investing Activities
Marketable securities activity, net	—	26.7
Proceeds from sale of property	0.6	—
Capital expenditures	(18.8)	(12.2)
Net Cash (Used in) Provided by Investing Activities	(18.2)	14.5
Financing Activities
Tax benefit on stock-based awards	1.9	—
Proceeds from shares issued under equity and performance plans	0.1	—
Debt issuance costs	(1.3)	—
Debt repayments	(77.0)	(7.6)
Vendor financing repayments	(0.8)	(1.1)
Net Cash Used in Financing Activities	(77.1)	(8.7)
Net (Decrease) Increase in Cash and Cash Equivalents	(32.3)	56.2
Cash and Cash Equivalents at Beginning of Year	188.0	181.5
Cash and Cash Equivalents at End of Year	$ 155.7	$ 237.7

Use of Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to further its understanding of the historical and prospective consolidated core operating performance of its segments, net of expenses incurred by its corporate activities in the ordinary, ongoing and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metric from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, ongoing and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP (loss) income from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, ongoing and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net income, as determined in accordance with GAAP.

	Three months ended		Nine months ended
	August 31, 2012	August 31, 2011	August 31, 2012	August 31, 2011
	(In millions, except percentage amounts)
(Loss) income from continuing operations before income taxes	$ (0.5)	$ 1.6	$ 8.8	$ 7.1
Interest expense	4.8	7.9	16.6	23.4
Interest income	(0.2)	(0.2)	(0.5)	(0.8)
Depreciation and amortization	5.3	6.7	16.1	18.2
Retirement benefit expense	10.3	11.6	30.8	34.8
Unusual items
Legal related matters	0.2	0.2	0.6	0.6
Rocketdyne Business acquisition related costs	4.1	—	4.1	—
Loss on 9 ½% Senior Subordinated Notes redemption	—	—	0.4	—
Gain on debt repurchased	—	—	—	(0.2)
Adjusted EBITDAP	$ 24.0	$ 27.8	$ 76.9	$ 83.1
Adjusted EBITDAP as a percentage of net sales	9.8%	12.3%	11.0%	12.5%

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful to investors because they permit investors to view the Company's business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended August 31,		Nine months ended August 31,
	2012	2011	2012	2011
	(In millions)
Cash provided by operating activities	$ 15.7	$ 18.2	$ 63.0	$ 50.4
Capital expenditures	(9.5)	(5.5)	(18.8)	(12.2)
Free cash flow	$ 6.2	$ 12.7	$ 44.2	$ 38.2

	August 31, 2012	August 31, 2011
(In millions)
Debt principal	$ 249.4	$ 389.0
Cash and cash equivalents	(155.7)	(237.7)
Net debt	$ 93.7	$ 151.3

Because the Company's method for calculating the Non-GAAP measures may differ from other companies' methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

CONTACT: Investors: Kathy Redd, chief financial officer
         916.355.2361

         Media: Glenn Mahone, vice president, communications
         202.302.9941